EXHIBIT 2.1

REORGANZATION AND MERGER AGREEMENT

THIS REORGANIZATION AND MERGER  AGREEMENT, dated as of the 21st day of May 2008 (this “Agreement”) is entered into by and among, CHINA TEL GROUP,INC., a Nevada corporation (“CTG”), CHINACOMM ACQUISITION, INC, a California corporation (“CAI”), TRUSSNET USA, INC., a Nevada corporation (“TUI”), and all the shareholders of TUI (collectively, the “TUI Shareholders”).  CTG, CAI, TUI and the TUI Shareholders are referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the TUI Shareholders own all of the issued and outstanding shares of TUI (the “TUI Shares”);

WHEREAS, TUI is a party to a certain Framework Agreement by and between TUI and CECT-Chinacomm Communications Co, Ltd. (“Chinacomm”) dated April 7, 2008 (the “Framework Agreement”), which contemplates, among other things, a series of transactions between the parties thereof including, without limitation, jointly establishing a wholly-owned foreign invested enterprise in China, with forty-nine percent (49%) of its equity interests indirectly owned by TUI and fifty-one percent (51%) of its equity interests indirectly owned by Chinacomm (such transactions, the “WOFIE Transactions”).  The Framework Agreement is attached hereto as Exhibit B;

WHEREAS, CTG is in the business of exploration for gold and related minerals in British Columbia, Canada and wishes to expand its business;

WHEREAS, CAI is a wholly-owned subsidiary of CTG;

WHEREAS, the respective Boards of Directors of CTG, CAI, TUI and the TUI Shareholders have deemed it advisable and in the best interests of CTG, CAI, TUI and the TUI Shareholders that TUI be acquired by CTG, pursuant to the terms and conditions set forth in this Agreement;

WHEERAS, CTG, CAI, TUI and the TUI Shareholders propose to enter into this Agreement which provides, among other things, the TUI Shareholders will deliver the TUI Shares to CTG in exchange for the issuance by CTG of an aggregate number of shares of CTG’s common stock set forth in Section 2.01 of this Agreement, on the terms and conditions set forth herein (the “Share Exchange”), and that CAI be merged into TUI with TUI being the surviving corporation and becoming a wholly-owned subsidiary of CTG, and such additional items as more fully described in this Agreement; and

WHEREAS, the parties desire the transaction to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.  Definitions. The following terms shall have the following respective meanings:

“Affiliate”
with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party.  For the purpose of this definition, “control” means (i) ownership of more than fifty percent (50%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

“Business Day”	a day (other than a Saturday) on which banks in Nevada are open for business throughout their normal business hours;

“Closing”	the closing of the transactions contemplated by this Agreement;

“Completion”	completion of acquisition of the TUI Shares in accordance with the terms and conditions of this Agreement;

“Encumbrance”
any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Exchange Act”	the US Securities Exchange Act of 1934;

“Person”	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

“Securities Act”	the US Securities Act of 1933;

“SEC”	the US Securities and Exchange Commission;

“US”	United States of America;

“United States Dollars” or “US$”	United States dollars;

Section 1.02.  Rules of Construction.

(a)           Unless the context otherwise requires, as used in this Agreement:  (i) “including” means “including, without limitation”; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms “Article,” “Section” and “Schedule” shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term “day” shall refer to calendar days.

(b)           Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
THE SHARE EXCHANGE AND MERGER

Section 2.01.  Share Exchange and Merger.

(a)           Subject to and upon the terms and conditions of this Agreement, on the Closng Date (as defined hereafter), CTG, through its wholly-owned subsidiary CAI, shall acquire all of the TUI Shares from the TUI Shareholders with all of the TUI Shares exchanged being free from all Encumbrances together with all rights now or hereafter attaching thereto.

(b)           In exchange for the delivery of the TUI Shares on the Closing Date, CTG shall deliver to the TUI Shareholders:

(i)           66,909,088 restricted shares of CTG’s Series A common stock (the “CTG Series A Common Stock”), which CTG Series A Common Stock shall, at the Closing Date or immediately thereafter (after giving effect to the cancellation of 57,600,000 shares of restricted common stock contemplated by Section 8.06, shall represent 82.48% of CTG’s total issued and outstanding shares of Series A Common Stock; and

(ii)           66,909,088 shares of CTG’s Series B common stock (the “CTG Series B Common Stock”) with certain rights and privileges, including, but not limited to, the right to cast at all shareholders’ meetings or any shareholder action taken without a meeting, a total of ten (10) votes for every one (1) share of CTG Series B Common Stock held, which CTG Series B Common Stock shall be non-transferable and shall be redeemable by CTG, at CTG’s sole discretion, fifteen (15) years from the Closing Date at par value of $0.0001 per share (the aforementioned CTG Series A Common Stock and CTG Series B Common Stock are referred to herein collectively as the “Exchange Shares”); provided, however, that 2,000,000 shares of CTG Series A Common Stock and 2,000,000 shares of CTG Series B Common Stock to be delivered pursuant to subclause (i) of this Subsection 2.01(b) shall be held by Horwitz Cron & Jasper pursuant to a Shareholder’s Agreement between Bevan Cooney and TUI to be entered into by them on or prior to the Closing.

(c)           Upon execution of this Agreement, all of the Board Members of CTG, except George Alvarez, shall resign and CTG shall appoint four (4) nominees from the TUI Shareholders to CTG’s Board of Directors to serve, namely, Matthew Jennings, Mario Alvarez, Michael Sugarman and Colin Tay.

(d)           The Share Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. If the Closing does not occur as set forth in Section 2.02 of this Agreement due to one Party’s failure to perform, then the other Party may terminate the Agreement.

(e)           Following the Share Exchange, CAI will affect a short-form merger with TUI under the Nevada Revised Statutes whereby CAI shall be merged into TUI with TUI being the surviving corporation.

Section 2.02.  Closing Location.  The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur no later than May 31, 2008, or as soon thereafter as possible (the “Closing Date”), at a place and time mutually agreed by the Parties in writing.

Section 2.03.  TUI’s Closing Documents.  At the Closing, the TUI Shareholders and TUI will tender to CTG and CAI:

(a)           Certified copy of resolutions of the Board of Directors of TUI in a form satisfactory to CTG, acting reasonably, authorizing:

(i)           the execution and delivery of this Agreement by TUI;

(ii)	the transfer and registration of the TUI Shares in the name of CTG and the issuance of one (1) new share certificate representing the TUI Shares in the name of CTG; and

(iii)	consent to the merger of CAI and TUI with TUI as the surviving corporation.

(b)           Original share certificates issued in the name of TUI representing all of the TUI Shares, duly endorsed for transfer by TUI and marked “cancelled for transfer” or as otherwise directed by CTG or its counsel, in accordance with the laws of the State of Nevada;

(c)           One (1) new share certificate issued by TUI in the name of CTG representing the TUI Shares;

(d)           A certified copy of the register of shareholders of TUI showing CTG as the registered owner of the TUI Shares; and

(e)           A certificate executed by a duly appointed officer of TUI and by the TUI Shareholders certifying that the conditions in Section 9.01(b) have been satisfied.

Section 2.04.  CTG’s Closing Documents.  At the Closing, CTG will tender to TUI and the TUI Shareholders:

(a)           A certified copy(ies) of resolutions of the Board of Directors of CTG in a form satisfactory to TUI and the TUI Shareholders, acting reasonably, authorizing:

(i)           the execution and delivery of this Agreement by CTG; and

(ii)           the issuance or transfer of the Exchange Shares to the TUI Shareholders;

(b)           Share certificates, registered in the name of the TUI Shareholders or such other names as the TUI Shareholders may unanimously direct, representing the Exchange Shares; and

(c)           A certificate executed by a duly appointed officer of CTG certifying that the conditions in Section 10.01(b) have been satisfied.

Section 2.05.  CAI’s Closing Documents.  At the Closing, CAI will tender to TUI and the TUI Shareholders:

(a)           A certified copy(ies) of resolutions of the Board of Directors of CAI in a form satisfactory to TUI and the TUI Shareholders, acting reasonably, authorizing:

(i)           the execution and delivery of this Agreement by CAI; and

(ii)           consent to the merger of CAI and TUI with TUI as the surviving corporation;

(b)           A certificate executed by a duly appointed officer of CAI certifying that the conditions in Section 10.01(b) have been satisfied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.  Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02.  Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03.  Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04.  Each Party acknowledges that the restrictions contained in Section 12.01 (Public Notices) and Section 12.10 (Confidentiality) shall continue to apply after the Completion under this Agreement without limit in time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CTG

Section 4.01.  Organization, Standing and Authority; Foreign Qualification. CTG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02.  Corporate Authorization. The execution, delivery and performance by CTG of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CTG, and this Agreement constitutes a valid and binding agreement of CTG. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03.  Capitalization.  CTG’s authorized capital stock currently consists solely of 500,000,000 shares of common stock, of which 76,808,000 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of CTG’s common stock are duly authorized, validly issued, fully paid and non-assessable. Except as described on Schedule 4.03, there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of CTG’s common stock or any other security of CTG or any plan for any of the foregoing. Except as set forth on Schedule 4.03, CTG is not obligated to register the resale of any of its common stock on behalf of any shareholder of CTG under the Securities Act.

Section 4.04.  Subsidiaries. CAI is the sole subsidiary, direct or indirect , of CTG.

Section 4.05.  SEC Filings.

(a)           CTG has delivered to TUI and the TUI Shareholders (i) CTG’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007, containing CTG’s consolidated balance sheet at June 30, 2007 and consolidated statements of income, changes in stockholders' deficiency and cash flows of CTG for the period from September 19, 2005 (date of inception) to the fiscal year ended June 30, 2007, along with a copy of the audit report of Madsen & Associates, CPA’s Inc., Murray, Utah, independent auditors; and (ii) quarterly reports on Form 10-QSB for the quarters ended September 30 and December 31, 2007 (collectively, “CTG’s Reports”). To the best of CTG’s knowledge and belief, all of CTG’s Reports as of their respective dates (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact, and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(b)           All documents which CTG is responsible for filing with the SEC or any regulatory agency in connection with this Agreement will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to CTG in any document filed with the SEC or any other regulatory agency in connection with this Agreement or the transactions otherwise contemplated hereby shall be true and correct in all material respects.

Section 4.06.  Financial Statements. All consolidated financial statements included in CTG’s Reports, including the related notes, fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as indicated therein), the consolidated financial position of CTG as of the dates thereof and the consolidated results of operations and changes in shareholders' equity and cash flows of CTG for the periods then ended, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by GAAP.

Section 4.07.  Articles of Incorporation and Bylaws. (a) CTG has heretofore delivered to TUI and the TUI Shareholders true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada and Bylaws or comparable instruments, certified by the corporate secretary thereof.

Section 4.08.  No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)           violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of CTG;

(b)           violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which CTG is a party or by or to which either of its assets or properties, may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon CTG or upon the securities, assets or business of CTG;

(d)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to CTG or to the securities, properties or business of CTG; or

(e)           result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by CTG.

Section 4.09.  Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to CTG’s best knowledge threatened against or affecting CTG or involving any of CTG’s property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. CTG is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.10.  Compliance with Laws. To the best knowledge of CTG, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of CTG.

Section 4.11.  True and Correct Copies. All documents furnished or caused to be furnished to TUI and the TUI Shareholders by CTG are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.12.  Compliance with Securities Act.  Neither CTG nor to the knowledge of CTG anyone authorized to act on its behalf has taken, or will take, any action that would subject the issuance or sale of the Exchange Shares hereunder to the registration requirements of Section 5 of the Securities Act; provided however, the availability of an exemption from the registration requirements of Section 5 is based upon the accuracy and completeness of the representations and warranties of TUI and the TUI Shareholders on which CTG will rely. In connection with the offer and sale of the Exchange Shares, CTG has not conducted any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, the Internet or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Section 4.13.  Contracts.

(a)           There have been delivered or made available to TUI and the TUI Shareholders, or prior to the Closing there will have been delivered or made available to TUI and the TUI Shareholders, true, correct and complete copies of each of the contracts set forth in Schedule 4.13. Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither CTG nor any of its affiliates, as the case may be, is in default in any respect under any of them.

(b)           Except for the contracts set forth on Schedule 4.13 and excluding any obligation referenced in this Agreement, CTG is not a party to any:

(i)           contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of CTG, or to any other entity in which CTG has an interest;

(ii)           contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice;

(iii)           contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv)           contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)           contracts relating to the acquisition by CTG of any operating business of, or the disposition of any operating business by, any other person;

(vi)           executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)           joint venture contracts or agreements;

(viii)         contracts under which CTG agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix)           contracts containing covenants of CTG not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with CTG in any line of business or in any geographical area;

(x)           contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi)           contracts relating to the borrowing of money by CTG or the direct or indirect guarantee by CTG of any obligation for, or an agreement by CTG to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A)           any contract with respect to lines of credit;

(B)           any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)           any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

(D)           any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)           any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)           any other material contract whether or not made in the ordinary course of business.

Section 4.14.  Operations of CTG.  Except as disclosed on Schedule 4.15 or as contemplated by this Agreement, since the latest filing date of CTG’s Reports, CTG has not:

(a)           amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b)           issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)           declared or paid any dividends or declared or made any other distributions of any kind to its shareholders;

(d)           made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or generally accepted accounting principles;

(e)           made any loan or advance to any of  its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(f)           sold, abandoned or made any other disposition of any of its assets or properties;

(g)           granted or suffered any lien on any of its assets or properties;

(h)           entered into or amended any contracts to which it is a party, or by or to which it or its assets or properties are bound or subject which if existing on the date hereof would be required to be disclosed in Schedule 4.13;

(i)           made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person or entity;

(j)           paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(k)           terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of CTG; or

(l)           entered into any other contract or other transaction that materially increases the liabilities of CTG.

Section 4.15.  Absence of Certain Changes.  Since the latest filing date of CTG’s Reports, there has been no event, change or development which could have a material adverse effect on CTG.

Section 4.16.  Material Information.  This Agreement, the Schedules attached hereto and all other information provided, in writing, by CTG or representatives thereof to TUI and the TUI Shareholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.  There are no facts or conditions which have not been disclosed to TUI and the TUI Shareholders in writing which, individually or in the aggregate, could have a material adverse effect on CTG or a material adverse effect on the ability of CTG to perform any of its obligations pursuant to this Agreement.

Section 4.17.  Brokerage.  No broker or finder has acted, directly or indirectly, for CTG nor did CTG incur any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CAI

Section 5.01.  Organization, Standing and Authority; Foreign Qualification. CAI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 5.02.  Corporate Authorization. The execution, delivery and performance by CAI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CAI, and this Agreement constitutes a valid and binding agreement of CAI.

Section 5.03.  Capitalization.  CAI’s authorized capital stock consists solely of 10,000,000 shares of common stock, of which 10,000 shares of common stock are issued and outstanding as of the date hereof; all of such issued and outstanding shares of CAI’s common stock are duly authorized, validly issued, fully paid and non-assessable. Except as described on Schedule 5.03, there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of CAI’s common stock or any other security of CAI or any plan for any of the foregoing. Except as set forth on Schedule 5.03, CAI is not obligated to register the resale of any of its common stock on behalf of any shareholder of CAI under the Securities Act.

Section 5.04.  Subsidiaries. CAI has no subsidiary, direct or indirect.

Section 5.05.  Omitted.

Section 5.06.  Omitted.

Section 5.07.  Articles of Incorporation and Bylaws. (a) CAI has heretofore delivered to TUI and the TUI Shareholders true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada and Bylaws or comparable instruments, certified by the corporate secretary thereof.

Section 5.08.  No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)           violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of CAI;

(b)           violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which CAI is a party or by or to which either of its assets or properties, may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon CAI or upon the securities, assets or business of CAI;

(d)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to CAI or to the securities, properties or business of CAI; or

(e)           result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by CAI.

Section 5.09.  Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to CAI’s best knowledge threatened against or affecting CAI or involving any of CAI’s property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. CAI is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 5.10.  Compliance with Laws. To the best knowledge of CAI, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of CAI.

Section 5.11.  True and Correct Copies. All documents furnished or caused to be furnished to TUI and the TUI Shareholders by CAI are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 5.12.  Omitted.

Section 5.13.  Contracts.

(a)           There have been delivered or made available to TUI and the TUI Shareholders, at or prior to the Closing, true, correct and complete copies of each of the contracts set forth in Schedule 5.13. Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither CAI nor any of its affiliates, as the case may be, is in default in any respect under any of them.

(b)           Except for the contracts set forth on Schedule 5.13 and excluding any obligation referenced in this Agreement, CAI is not a party to any:

(i)           contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of CAI, or to any other entity in which CTG has an interest;

(ii)           contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice;

(iii)           contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv)           contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)           contracts relating to the acquisition by CAI of any operating business of, or the disposition of any operating business by, any other person;

(vi)           executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)           joint venture contracts or agreements;

(viii)          contracts under which CAI agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix)           contracts containing covenants of CAI not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with CAI in any line of business or in any geographical area;

(x)           contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi)           contracts relating to the borrowing of money by CAI or the direct or indirect guarantee by CAI of any obligation for, or an agreement by CAI to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A)           any contract with respect to lines of credit;

(B)           any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)           any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

(D)           any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)           any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)           any other material contract whether or not made in the ordinary course of business.

Section 5.14.  Operations of CAI.  Except as disclosed on Schedule 5.14 or as contemplated by this Agreement, since the date of CAI’s inception, CAI has not:

(a)           amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b)           issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)           declared or paid any dividends or declared or made any other distributions of any kind to its shareholders;

(d)           made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or generally accepted accounting principles;

(e)           made any loan or advance to any of  its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(f)           sold, abandoned or made any other disposition of any of its assets or properties;

(g)           granted or suffered any lien on any of its assets or properties;

(h)           entered into or amended any contracts to which it is a party, or by or to which it or its assets or properties are bound or subject which if existing on the date hereof would be required to be disclosed in Schedule 5.13;

(i)           made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person or entity;

(j)           paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(k)           terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of CAI; or

(l)           entered into any other contract or other transaction that materially increases the liabilities of CAI.

Section 5.15.  Absence of Certain Changes.  Since the date of CAI’s inception, there has been no event, change or development which could have a material adverse effect on CAI.

Section 5.16.  Material Information.  This Agreement, the Schedules attached hereto and all other information provided, in writing, by CAI or representatives thereof to TUI and the TUI Shareholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.  There are no facts or conditions which have not been disclosed to TUI and the TUI Shareholders in writing which, individually or in the aggregate, could have a material adverse effect on CAI or a material adverse effect on the ability of CAI to perform any of its obligations pursuant to this Agreement.

Section 5.17.  Brokerage.  No broker or finder has acted, directly or indirectly, for CAI nor did CAI incur any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF TUI AND THE TUI SHAREHOLDERS

TUI and the TUI Shareholders represent to CTG as follows:

Section 6.01.  Organization, Standing and Authority; Foreign Qualification. TUI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 6.02.  Authorization. The execution, delivery and performance by TUI and the TUI Shareholders of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as the case may be, on the part of TUI and the TUI Shareholders. TUI and the TUI Shareholders have duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of TUI and the TUI Shareholders. The TUI Shares to be transferred to CTG in accordance with this Agreement have been duly authorized and validly issued, fully paid and non-assessable. Upon transfer of the TUI Shares, no Encumbrance shall exist thereon.

Section 6.03.  Capitalization.

(a)           TUI’s capital stock consists of 100,000,000 authorized shares of common stock, of which 66,909,088 shares are issued and outstanding as of the date hereof; all of such issued and outstanding shares of TUI stock are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of TUI’s common stock or any other security of TUI or any plan for any of the foregoing.

(b)           None of the TUI Shares are subject to any option, right of first refusal or any other restriction on transfer, whether by contract, agreement, applicable law, regulation or statute, as the case may be.

Section 6.04.  Subsidiaries. TUI has no direct or indirect subsidiaries.

Section 6.05.  Sale of Exchange Shares. Upon completion of the purchase and sale of the Exchange Shares, TUI and the TUI Shareholders, or their assigns, shall be the beneficial and record holder or holders of the Exchange Shares. TUI and the TUI Shareholders, or their assigns, are acquiring the Exchange Shares as principal for their own account to be held for investment purposes only, not for the benefit of any other person and not with a view to the resale, distribution or other disposition of all or any of the Exchange Shares, and are delivering concurrently with this Agreement, a certificate in the form attached to this Agreement as Exhibit A.

Section 6.06.  Restriction on Exchange Shares. TUI and the TUI Shareholders consent to CTG making a notation on its records or giving instructions to any transfer agent of the restricted shares portion of the Exchange Shares in order to implement the restriction on transfer set forth and described herein. TUI and the TUI Shareholders have been independently advised as to, and are aware of, the restrictions with respect to trading in the Exchange Shares pursuant to the applicable securities laws and further agrees that it is solely responsible for compliance with all such restrictions as set forth in Exhibit A.

Section 6.07.  Investment Risk. TUI and the TUI Shareholders understand that an investment in CTG includes a high degree of risk, have such knowledge and experience in financial and business matters, investments, securities and private placements as to be capable of evaluating the merits and risks of their investment in the Exchange Shares, are in a financial position to hold the Exchange Shares for an indefinite period of time, and are able to bear the economic risk of, and withstand a complete loss of such investment in the Exchange Shares.

Section 6.08.  Cooperation. If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, TUI and the TUI Shareholders will execute, deliver, file and otherwise assist CTG in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Exchange Shares.

Section 6.09.  Tax Advice. TUI and the TUI Shareholders are responsible for obtaining such legal, including tax, advice as it considers necessary or appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated herein.

Section 6.10.      Investment Representations.

(a)           All of the acknowledgements, representations, warranties and covenants set out in Exhibit A hereto are true and correct as of the date hereof and as of the Closing Date.

(b)           TUI and the TUI Shareholders confirm that, to the extent applicable to them, they are aware of, have complied and will comply with their obligations in connection with the Criminal Justice Act 1993, the Proceeds of Crime Act 2002 and Part VIII of the Financial Services and Markets Act 2000.

Section 6.11.  No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)           violate any provision of the Articles or Certificate of Incorporation, Bylaws or other charter or organizational document of TUI;

(b)           violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which TUI or the TUI Shareholders are a party or by or to which either of their assets or properties, including the TUI Shares, may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon TUI and/or the TUI Shareholders or upon the securities, assets or business of TUI and/or the TUI Shareholders;

(d)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to TUI and/or the TUI Shareholders or to the securities, properties or business of TUI and/or the TUI Shareholders; or

(e)           result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by TUI and/or the TUI Shareholders.

Section 6.12.  Articles of Incorporation and Bylaws.

(a)           TUI has heretofore delivered to CTG true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada, and Bylaws or comparable instruments (certified by the corporate secretary thereof).

(b)           The minute books of TUI accurately reflect all actions taken at all meetings and consents in lieu of meetings of its respective shareholders, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees from the date of incorporation to the date hereof.

Section 6.13.  Compliance with Laws.  To the best of TUI’s and the TUI Shareholder’s knowledge, neither TUI nor the TUI Shareholders are in violation of any applicable order, judgment, injunction, award or decree nor are they in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on TUI or the TUI Shareholders and have not received written notice that any violation is being alleged.

Section 6.14.  Material Information.  This Agreement, the Schedules attached hereto and all other information provided, in writing, by TUI and the TUI Shareholders or representatives thereof, to CTG, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.  There are no facts or conditions which have not been disclosed to CTG in writing which, individually or in the aggregate, could have a material adverse effect on TUI or the TUI Shareholders or a material adverse effect on the ability of TUI or the TUI Shareholders to perform any of their obligations pursuant to this Agreement.

Section 6.15.  Actions and Proceedings.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving TUI or the TUI Shareholders.  There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of TUI or the TUI Shareholders, threatened against or involving TUI or the TUI Shareholders, their respective assets or the TUI Shares.

Section 6.16.  Contracts.

(a)           There have been delivered or made available to CTG true, correct and complete copies of each of the contracts set forth in Schedule 6.16 or in any other Schedule.  Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither TUI, the TUI Shareholders nor any of their other affiliates, as the case may be, is in default in any respect under any of them; and

(b)           Except for the list of contracts and agreements contained in Schedule 6.16 and excluding any obligation referenced in this Agreement, TUI is not a party to any:

(i)           contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $200,000 or more per annum, or providing for the payment of fees or other consideration in excess of $200,000 in the aggregate to any officer or director of TUI, or to any other entity in which TUI has an interest;

(ii)           contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days’ or more notice;

(iii)           contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties;

(iv)           contracts (including with limitation, leases of real property) calling for an aggregate purchase price or payments in any one year of more than $200,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)           contracts relating to the acquisition by TUI of any operating business of, or the disposition of any operating business by, any other person;

(vi)           executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)           joint venture contracts or agreements;

(viii)          contracts under which TUI agrees to indemnify any party, other than in the ordinary course of business or in amounts in excess of $200,000, or to share tax liability of any party;

(ix)           contracts containing covenants of TUI not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with TUI in any line of business or in any geographical area;

(x)           contracts relating to the making of any loan by TUI;

(xi)           contracts relating to the borrowing of money by TUI or the direct or indirect guarantee by TUI of any obligation for, or an agreement by TUI to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

(A)           any contract with respect to lines of credit;

(B)           any contract to advance or supply funds to any other person other than in the ordinary course of business;

(C)           any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

(D)           any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

(E)           any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)          contracts for or relating to computers, computer equipment, computer software or computer services; or

(xiii)         any other material contract whether or not made in the ordinary course of business.

Section 6.17.  TUI’s Financial Statements.  TUI has no, and will not have prior to the Closing Date, operations, and accordingly, is unable to provide financial statements to CTG.  As of the date of this Agreement, and as of the Closing Date, the sole asset of TUI is, and will be, the Framework Agreement.

Section 6.18.  Operations of TUI.  Except as contemplated by this Agreement, since the date of TUI’s incorporation , neither TUI nor the TUI Shareholders have:

(a)           amended TUI’s Certificate or Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of TUI’s outstanding capital stock or the character of TUI’s business;

(b)           issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of TUI’s capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)           declared or paid any dividends or declared or made any other distributions of any kind to TUI’s shareholders;

(d)           made any loan or advance to any of TUI’s directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(e)           sold, abandoned or made any other disposition of any of TUI’s assets or properties;

(f)           granted or suffered any lien on any of TUI’s assets or properties;

(g)           entered into or amended any contracts to which TUI is a party, or by or to which TUI or TUI’s assets or properties are bound or subject which if existing on the date hereof would be required to be disclosed in Schedule 6.16;

(h)           made any acquisition of, or entered into any agreement to acquire, all or a substantial part of the assets, properties, securities or business of any other person or entity on behalf of TUI;

(i)           paid, directly or indirectly, any of TUI’s material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(j)           terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of TUI; or

(k)           entered into any other contract or other transaction that materially increases the liabilities of TUI.

Section 6.19.  Absence of Certain Changes.  Since the date of incorporation, there has been no event, change or development which could have a material adverse effect on TUI.

Section 6.20.  Brokerage.  No broker or finder has acted, directly or indirectly, for TUI or the TUI Shareholders nor has TUI or the TUI Shareholders incurred any obligation to pay any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE VII
TUI’S COVENANTS AND AGREEMENTS

Section 7.01.  Conduct of Businesses in the Ordinary Course.  From the date of this Agreement to the Closing Date, TUI shall conduct its business substantially in the manner in which it is currently conducted and to not undertake any of the actions specified in Sections 6.18, nor enter into any contract described in Section 6.16, without the prior written consent of CTG.

Section 7.02.  Preservation of Permits and Services.  From the date of this Agreement to the Closing Date, TUI shall use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present officers, employees, agents, and consultants.

Section 7.03.  Litigation.   From the date of this Agreement to the Closing Date, TUI and/or the TUI Shareholders shall notify CTG promptly of any actions or proceedings of the type described in Section 6.15 that from the date hereof are threatened or commenced against TUI and/or the TUI Shareholders or against any officer, director, employee, properties or assets of TUI with respect to TUI’s affairs, or against any of the TUI Shares and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.04.  Conduct of TUI Pending the Closing Date.  From the date of this Agreement to the Closing Date: (a) TUI and the TUI Shareholders shall use their best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article VI shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) TUI and/or the TUI Shareholders shall promptly notify CTG of any event, condition or circumstance occurring from the date of this Agreement to the Closing Date that would constitute a violation or breach of this Agreement by TUI and/or the TUI Shareholders.

Section 7.05.  Corporate Examinations and Investigations.  Prior to the Closing Date, CTG shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of TUI, and such examination of the books, records, tax returns, results of operations and financial condition of TUI. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and TUI and its employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

Section 7.06.  Acquisition Proposals.  From the date of this Agreement to the Closing Date, neither TUI, the TUI Shareholders nor any of their officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any contract with any person, entity or group (other than CTG) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets of TUI or any disposition of any of the TUI Shares (an “Acquisition Proposal”) (other than pursuant to the transactions contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. TUI and/or the TUI Shareholders shall promptly communicate to CTG the terms of any Acquisition Proposal, which they may receive.

ARTICLE VIII
COVENANTS AND AGREEMENTS OF CTG AND CAI

Section 8.01.  Conduct of Businesses in the Ordinary Course.  From the date of this Agreement to the Closing Date, CTG and CAI shall conduct their respective businesses substantially in the manner in which they are currently conducted and shall not enter into any contract described in Sections 4.13 and 5.13, or undertake any of the actions specified in Sections 4.14 and 5.14, without the prior written consent of TUI or the TUI Shareholders.

Section 8.02.  Preservation of Permits and Services.  From the date of this Agreement to the Closing Date, CTG and CAI shall use their best efforts to preserve any permits and licenses in full force and effect and to keep available the services of its respective present officers, employees, consultants and agents and to preserve their goodwill.

Section 8.03.  Litigation.  From the date of this Agreement to the Closing Date, CTG and CAI shall notify TUI and the TUI Shareholders of any actions or proceedings of the type described in Sections 4.09 and 5.09 that are threatened or commenced against CTG or CAI or against any officer, director, employee, properties or assets of CTG or CAI with respect to its affairs and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 8.04.  Conduct of CTG Pending the Closing.  From the date hereof through the Closing Date:

(a)           CTG and CAI shall use their best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV and V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)           CTG and CAI shall promptly notify TUI and the TUI Shareholders of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by CTG or CAI.

Section 8.05.  Corporate Examinations and Investigations.  Prior to the Closing Date, TUI and the TUI Shareholders shall be entitled, through their employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of CTG and CAI; and such examination of the books, records, tax returns, results of operations and financial condition of CTG and its subsidiaries.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and CTG and CAI and the employees and representatives of CTG and CAI, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

Section 8.06.  Cancellation of CTG Common Stock.  CTG shall cause the Persons listed on Schedule 8.06 to return to CTG for cancellation, stock certificates representing an aggregate of 57,600,000 restricted shares of the currently issued and outstanding shares of CTG common stock, and CTG shall cause such shares to thereafter be cancelled.

Section 8.07.  Amendment to Articles of Incorporation.  CTG shall cause its Articles of Incorporation to be amended (i) to provide for the authorization of Series A Common Stock and Series B Common Stock, including, but not necessarily limited to, with certain rights and preferences as set forth in Section 2.01(b), and (ii) to authorize the issuance (in addition to the Exchange Shares) of an aggregate of 25,000,000 shares of preferred stock, to be issued from to time by the Board of Directors of CTG and containing such rights, privileges and designations (including conversion rights, redemption rights, voting rights and dividends, or the absence thereof) as the Board of Directors may, from time to time determine (the “Preferred Stock”).

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF CTG TO CLOSE

The obligations of CTG to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 9.01.  Representations and Covenants.

(a)           The representations and warranties of TUI and the TUI Shareholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)    TUI and the TUI Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date. TUI and the TUI Shareholders shall have delivered to CTG a certificate, dated the Closing Date, and signed by TUI and the TUI Shareholders to the foregoing effect.

Section 9.02.  Governmental Permits and Approvals.

(a)           All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by TUI to continue to be carried on by TUI substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and CTG shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)           There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement;

Section 9.03.  Third Party Consents.  All consents, permits and approvals from parties to contracts with TUI and/or the TUI Shareholders that may be required in connection with the performance by TUI and/or the TUI Shareholders of their obligations under this Agreement or the continuance of such contracts with TUI and/or the TUI Shareholders in full force and effect after the Closing Date, shall have been obtained.

Section 9.04.  Litigation.  No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on TUI, the TUI Shareholders or on the TUI Shares.

Section 9.05.  Closing Documents.  TUI and the TUI Shareholders shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATION OF TUI TO CLOSE

The obligations of TUI and/or the TUI Shareholders to be performed by them at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 10.01.  Representations and Covenants.

(a)           The representations and warranties of CTG and CAI contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)           CTG and CAI shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. CTG and CAI shall have delivered to TUI and the TUI Shareholders a certificate dated the Closing Date, and signed by an authorized signatory of CTG CAI to the foregoing effect.

Section 10.02.  Governmental Permits and Approvals.

(a)           All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by TUI to continue to be carried on by TUI substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and TUI and the TUI Shareholders shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)           There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 10.03.  Third Party Consents.  All consents, permits and approvals from parties to contracts with TUI and the TUI Shareholders that may be required in connection with the performance by CTG and CAI of their obligations under this Agreement or the continuance of such contracts with CTG and CAI in full force and effect after the Closing Date, shall have been obtained.

Section 10.04.  Litigation.  No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on CTG or CAI.

Section 10.05.  Closing Documents.  CTG and CAI shall have executed and delivered the documents described in Section 2.04 and 2.05 above.

ARTICLE XI
TERMINATION
Section 11.01.  Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Share Exchange and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i)           by mutual written consent of Trussnet and CTG;

(ii)           by either Trussnet or CTG in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Share Exchange or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii)           by either the TUI Shareholders or CTG, if the Closing does not occur on or prior to May 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any Party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(iv)           by CTG if CTG is not then in material breach of this Agreement and if there shall have been any breach by the TUI Shareholders (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 9.01, and (B) shall not have been cured within thirty (30) days following receipt by the TUI Shareholders of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and the TUI Shareholders is diligently pursuing such cure, but in no event later than the Termination Date;

(v)           by the TUI Shareholders if the TUI Shareholders are not then in material breach of this Agreement and if there shall have been any breach by CTG (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 8.06 or 8.07, as applicable, and (B) shall not have been cured within thirty (30) days following receipt by CTG of written notice of such breach; or

(vi)           by either the TUI Shareholders or CTG if the Closing shall not have occurred on or before the Termination Date and both the TUI Shareholders and CTG are in material breach of this Agreement.

(b)           In the event of termination by the TUI Shareholders or CTG pursuant to this Section 11.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein, the TUI Shareholders shall immediately cause each of nominees appointed to the Board of Directors of CTG and/or appointed as officers of CTG to resign from all such positions.

Section 11.02.  Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section11.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 11.01 and this Section 11.02; (ii) Section 12.15 relating to certain expenses; and (iii) Section 12.01 relating to publicity. Nothing in this Section 11.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.01.  Public Notices.  The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 12.02.  Time.  Time shall be of the essence hereof.

Section 12.03.  Notices.  Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

if to TUI, at:

George Alvarez
Capital Truss, Inc.
8105 Irvine Center Drive, Suite 800
Irvine, CA 92618
Facsimile: 949-585-0072

if to the TUI Shareholders, at:

Matthew Jennings
Westmoore Management, LLC
8141 E. Kaiser, Suite 312
Anaheim Hills, CA       92808
Facsimile: 714-998-4426

With a copy to:
Lawrence M. Cron, Esq.
Horwitz Cron & Jasper
Four Venture, Suite 390
Irvine, CA 92618
Facsimile: 949-453-8774

if to CTG and/or CAI, at:

___________________________
___________________________
___________________________

With a copy to:

W. Scott Lawler, Esq.
Lawler & Associates, PLC
11622 El Camino Real, Suite 100
San Diego, California 92130
Facsimile: 951-676-4988

Or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 12.04.  Governing Law; Venue; Submission to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with, the internal laws of the State of California without regard to the conflict of laws principles thereof as the same apply to agreements executed solely by residents of the State of California and wholly to be performed within the State of California.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

Section 12.05.  Settlement of Disputes.  Any dispute arising out of or in connection with this Agreement, including, without limitation, any question regarding its existence, validity, interpretation, breach, or termination (a "Dispute"), which cannot be amicably settled between the Parties, shall be finally and exclusively resolved by arbitration in the State of California.

Section 12.06.  Severability.  If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 12.07.  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 12.08.  Further Assurances.  The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 12.09.  Inurement.  This Agreement and each of the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 12.10.  Confidentiality.

           (a)           All aspects and terms of the transaction contemplated by this Agreement and all information and data in whatever form (including written, oral or electronic) related thereto received by a Party from the other Party (collectively, “Confidential Information”) shall be held in strict confidence by the Parties, and not disclosed to any third parties except as otherwise set forth in this Section 12.10.  The Parties agree to treat all information furnished by or on behalf of any Party hereto in accordance with the provisions of this Section 12.10 and to take, or abstain from taking, the other actions set forth herein.  The Parties agree that the Confidential Information shall be used solely for the purpose of evaluating the transactions contemplated hereby and will be kept confidential by such Party, its officers, directors, employees, representatives, agents and advisors, provided that either Party may, without such approval, disclose Confidential Information: (i) to the receiving Party’s officers, directors, employees, representatives, agents and advisors, including outside professional advisors, who need to know the Confidential Information for the purpose of evaluating the Acquisition and agree in writing to be bound by the terms of confidentiality set forth in this Section 12.10, (ii) to any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution, (iii) to which the disclosing Party has consented to in writing, (iv) as required by applicable law or the requirements of any recognized stock exchange in compliance with its rules and regulations, (v) to any government agency or tax authority lawfully requiring such information, or (vi) to any court of competent jurisdiction acting in pursuance of its powers.

(b)           If this Agreement is terminated in accordance with Article XI hereof, a Party that has received Confidential Information from the other Party shall return such Confidential Information to the other Party upon its written request and will not retain any copies, extracts or other reproductions thereof.  If any Party or any of its representatives are requested in any proceeding to disclose any of the Information, such Party will provide the disclosing Party with prompt prior written notice of such request so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement.

(c)           The Parties agree that, without the prior written consent of the other Party, which may be withheld in such Party’s sole discretion, none of the Parties shall disclose any provision of this Agreement, or its existence, to any third party except as otherwise set forth in this Section 12.10.

Section 12.11.  Public Disclosure.  Before the Closing and except as otherwise agreed by the Parties, no Party will make any public release of information regarding the transactions contemplated hereby, except as may be required by such Party pursuant to any applicable law, rules, regulations or statutes.

Section 12.12.  Assignment, Successors and Assigns.  Neither Party may assign (directly, or indirectly by way of merger, amalgamation, stock sale or any similar procedure) any of its rights or obligations hereunder.

Section 12.13.  Waiver.  Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.  No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.14.  Counterparts.  This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 12.15.  Fees and Costs.  Each Party shall pay their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

CHINA TEL GROUP, INC.	TRUSSNET USA, INC.,
a Nevada corporation	a Nevada corporation

By:_______________________________	By:_______________________________
Name:	Name:
Title:	Title:

CHINACOMM ACQUISITION, INC
a California corporation

By:_______________________________
Name:
Title:

TRUSSNET USA, INC. Shareholders

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

By:_______________________________	By:_______________________________
Name:	Name:

EXHIBIT A

CERTIFICATE OF U.S. PERSON
This Certificate of U.S. Person is being executed and delivered by all of the SHAREHOLDERS (the “Shareholders” or “Subscriber”) of TRUSSNET USA, INC., a Nevada corporation (“Trussnet”), in connection of the closing of the transactions contemplated by and set forth in that certain Reorganization and Merger Agreement dated May 21, 2008 (the “Agreement”), by and among CHINA TEL GROUP, INC., a Nevada corporation (“CTG” or the “Issuer”), CHINACOMM ACQUISITION, INC., a California corporation, TRUSSNET USA, INC., a Nevada corporation (“Trussnet”), and all of the SHAREHOLDERS of TRUSSNET.

A “United States Subscriber” is any person in the United States or any “U.S. person” as defined in Regulation S under the United States Securities Act of 1933.  This will include (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any trust of which any trustee is a U.S. person; (d) any partnership or corporation organized outside the United States by a U.S. person principally for the purpose of investing in Shares not registered under the U.S. Securities Act of 1933, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts; (e) any estate of which any executor or administrator is a U.S. person.

The undersigned Subscriber covenants, represents and warrants to the Issuer that:

(a)           it understands that the Securities have not been and will not be registered under the U.S. Securities Act and that the sale contemplated hereby is being made in reliance on the exemption from such registration requirement provided by Rule 506 of Regulation D;

(b)           it understands that the enforcement of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of the Cayman Islands, and that most of or all of the assets of the Corporation are or will be located outside of the United States;

(b)           it understands and agrees that there may be material tax consequences to the Subscriber of an acquisition, disposition or exercise of any of the Securities.  The Issuer gives no opinion and makes no representation with respect to the tax consequences to the Subscriber under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such Shares. In particular, no determination has been made whether the Issuer will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code;

(c)           it understands and acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act of 1933 or applicable state securities laws and regulations, the certificates representing the Securities will bear a legend in substantially the following form:

“The Securities represented hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).  The holder hereof, by purchasing such Securities, agrees for the benefit of the Issuer that such Securities may be offered, sold, pledged or otherwise transferred only (a) to the Issuer, (b) outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act if applicable, (c) inside the United Sates (1) pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws, or (2) in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and the holder has prior to such sale furnished to the Issuer an opinion of counsel or other evidence of exemption in form and substance reasonably satisfactory to the Corporation.”

(d)           it consents to the Issuer making a notation on its records or giving instruction to the registrar and transfer agent of the Issuer in order to implement the restrictions on transfer set forth and described herein;

(e)           it is a resident of the State of ___________________________________;

(f)           either alone or with its purchaser representative1, it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able to bear the economic risk of loss of its entire investment;

(g)           the Issuer has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to it;

(h)           it is acquiring the Securities for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States Securities laws; and

(i)           if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Shares directly or indirectly, unless:
(i)           the sale is to the Issuer;
(ii)           the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;
(iii)           the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state Securities or “Blue Sky” laws; or
(iv)           the Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of Shares, and, in the case of clauses (ii) or (iii) above, it has prior to such sale furnished to the Issuer an opinion of counsel or other evidence of exemption in form and substance reasonably satisfactory to the Issuer.
The Subscriber, by initially one of the categories below, represents and warrants to the Issuer that it is an “accredited investor” as defined in Regulation D (please place your initials on the appropriate line(s); if no categories are applicable, please do not place your initials beside any category):

_________	Category 1.	A bank, as defined in Section 3(a)(2) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or

_________	Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or

_________	Category 3.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; or

_________	Category 4.	An insurance company as defined in Section 2(13) of the U.S. Securities Act; or

_________	Category 5.	An investment company registered under the Investment Issuer Act of 1940; or

_________	Category 6.	A business development company as defined in Section 2(a)(48) of the Investment Issuer Act of 1940; or

_________	Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

_________	Category 8.
A plan established and maintained by a state, its political subdivision or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with assets in excess of US$5,000,000; or

_________	Category 9.
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor, or an employee benefit plan with total assets in excess of US$5,000,000 or, if a self-directed plan, the investment decisions are made solely by persons who are accredited investors; or

_________	Category 10.	A private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940; or

_________	Category 11.
An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of US$5,000,000; or

_________	Category 12.	A director, executive officer or general partner of the Issuer; or

_________	Category 13.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of this purchase exceeds US$1,000,000; or

_________	Category 14.
A natural person who had an individual income in excess of US$200,000 in each year of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

_________	Category 15.
A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a sophisticated person as described in SEC Rule 506(b)(2)(ii); or

_________	Category 16.	An entity in which each of the equity owners meets the requirements of one of the above categories.

__________________________________
Date

__________________________________
Duly authorized signatory for Subscriber

__________________________________
(Print name of Subscriber)

EXHIBIT B

FRAMEWORK AGREEMENT

SCHEDULE 4.03
CHINA TEL GROUP INC.
OUTSTANDING OPTIONS
AS AT THE DATE OF
REORGANIZATION AND MERGER AGREEMENT

Convertible Securities

Convertible Notes

Convertible Promissory Notes due December 31, 2008, in the principal amount of $17,240,440.26, convertible into shares of CTG Series A Common Stock at the conversion price of $0.95 per share.

Warrants

           None.

Options

           None.

Pending Options

           None.

ROFR and Pre-Emptive Rights

           None.

SCHEDULE 4.13

LIST OF CTG CONTRACTS

SCHEDULE 4.15

OPERATIONS OF CTG

SCHEDULE 5.03

CAI’S OUTSTANDING OPTIONS, WARRANTS, AGREEMENTS OR RIGHTS
AS AT THE DATE OF SHARE EXCHANGE AGREEMENT

None.

SCHEDULE 5.13

LIST OF CAI CONTRACTS

None.

SCHEDULE 5.14

OPERATIONS OF CAI

None.

SCHEDULE 6.16

LIST OF TUI CONTRACTS

1.           Framework Agreement by and between TUI and CECT-Chinacomm Communications Co, Ltd. (“Chinacomm”) dated April 7,  2008 (the “Framework Agreement”) attached as Exhibit A to this Agreement.

SCHEDULE 8.06

CANCELLATION OF CTG COMMON STOCK

MICHAEL LAIDLAW	36,000,000 SHARES

WILLIAM TIMMINS	21,600,000 SHARES